Exhibit 12.1
                                                                   ------------



Ratio of Earnings to Fixed Charges

     Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary items, income taxes and minority interest plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends. The following table sets forth our ratio of earnings to fixed charges for the periods shown (in thousands):


                                            January 1 to      February 11 to
                                            February 11,       December 31,
                                                2003               2003              2002               2001
                                           -------------      --------------    --------------     --------------
                                           (Predecessor)        (Successor)      (Predecessor)      (Predecessor)

Net income...............................        $   941           $ 10,190           $ 15,012           $ 11,206

Fixed charges:
Interest expense.........................            375              2,162              3,212              2,781
                                           -------------      -------------     --------------     --------------
Earnings available for fixed charges.....        $ 1,316           $ 12,352           $ 18,224           $ 13,987
                                           =============      =============     ==============     ==============
Fixed charges:
Interest expense.........................        $   375           $  2,162           $  3,212           $  2,781
Capitalized interest.....................              -                  -                  -                  -
                                           -------------      -------------     --------------     --------------
                                                 $   375           $  2,162           $  3,212           $  2,781
                                           =============      =============     ==============     ==============
Ratio of earnings to fixed charges.......          3.51x              5.71x              5.67x              5.03x
                                           =============      =============     ==============     ==============
